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                                                                    EXHIBIT 10.1

                    FOURTH AMENDMENT TO THE O'CHARLEY'S INC.
                            1990 EMPLOYEE STOCK PLAN


         Section 5(e) of the 1990 Employee Stock Plan shall be deleted and restated as follows:

         (e) Transferability of Options. No Non-Qualified Stock Option shall be transferable by the optionee without the prior written consent of the Committee other than (i) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution. No Incentive Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. For purposes of this Section 5(e), "Immediate Family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.


Dated:   May 4, 2000